                                                                    Exhibit 12.1


                        U.S. RESTAURANT PROPERTIES, INC.
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)




                                                                     YEARS ENDED DECEMBER 31,
                                                               1994        1995      1996      1997         1998
                                                               ----        ----      ----      ----         ----
Net income (loss)                                           $  4,933   $  5,223   $  7,473   $ (9,393)   $  5,917

Fixed Charges:
     Interest Expense                                             90        264      2,725     10,011      16,689
     Capitalized Interest                                         --         --         --         --         493
     Preferred Stock Dividend Requirements                        --         --        868      7,102       1,776
Total Fixed Charges and Preferred Stock Dividends                 90        264      2,725     10,879      24,284

Less Preferred Stock Dividend Requirements                        --         --         --        868       7,102
                                                                                             --------    --------

                                                            ========   ========   ========   ========    ========
Earnings                                                    $  5,023   $  5,487   $ 10,198   $    618    $ 23,099
                                                            ========   ========   ========   ========    ========

Ratio of Earnings to Fixed Charges                            55.81x     20.78x      3.74x       .06x(1)    1.34x(2)
Ratio of Earnings to Combined Fixed Charges and preferred
stock dividends                                               55.81x     20.78x      3.74x       .06x(1)     .95x(2)


                                                           THREE MONTHS ENDED MARCH 31,
                                                                 1999        1998
                                                                 ----        ----
Net income (loss)                                             $  2,510   $  4,404

Fixed Charges:
     Interest Expense                                            6,739      3,261
     Capitalized Interest                                          305         --
     Preferred Stock Dividend Requirements                       1,776      1,776
                                                              --------   --------
Total Fixed Charges and Preferred Stock Dividends                8,820      7,665

Less Preferred Stock Dividend Requirements                       1,776      1,776


                                                              ========   ========
Earnings                                                         9,554      7,665
                                                              ========   ========

Ratio of Earnings to Fixed Charges                               1.36x(3)   2.35x
Ratio of Earnings to Combined Fixed Charges and preferred
stock dividends                                                  1.08x(3)   1.52x


(1) During 1997, the Company recorded a non-cash, unusual charge of $19,220 related to the termination of the management contract. Excluding the effects of this unusual charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock would have been 1.98x and 1.82x, respectively for 1997.

(2) During 1998, the Company recorded a non-cash, unusual charge of $12,047 related to 495,509 OP units accrued according to the 1997 termination of the management contract. Excluding the effects of this unusual charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock would have been 2.05x and 1.45x, respectively for 1998.

(3) During the three months ended March 31, 1999, the Company recorded a non-cash, unusual charge of $2,550 relating to contingent OP units accrued according to the 1997 termination of the management contract. Excluding the effects of this unusual charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock would have been 1.72x and 1.37x, respectively, for the three months ended March 31, 1999.